Exhibit 99.1

200 Crossing Boulevard, Bridgewater, NJ 08807

Synchronoss Technologies, Inc. Reports Inducement Grants to CFO Taylor Greenwald Under Nasdaq Listing Rule 5635(c)(4)

BRIDGEWATER, N.J., Nov.2, 2021 (GLOBE NEWSWIRE) -- Synchronoss Technologies, Inc. (SNCR) (the “Company” or “Synchronoss”), a global leader and innovator in cloud, messaging and digital products and platforms, today announced that the Company issued stock options and restricted stock awards in connection with the appointment of Taylor Greenwald as Executive Vice President and Chief Financial Officer. Each of these grants was an inducement award that was approved by the Compensation Committee of Synchronoss’ Board of Directors, and granted as an inducement equity award under the Company's 2017 New Hire Equity Incentive Plan in accordance with Nasdaq Listing Rule 5635(c)(4).

Synchronoss granted Mr. Greenwald an initial award of time-based stock options to purchase 206,711 shares of the Company’s common stock (the “Initial Options”) and 360,000 time-based restricted stock awards (“RSAs”). The Initial Options will have an exercise price of $2.50 per share, the closing price of the Company’s common stock on The Nasdaq Global Select Market on November 1, 2021, and will vest 25% on the first, second, third and fourth anniversary of the grant date subject to continuous service thereafter with a 7-year option term. The RSAs will vest 1/3 on the first, second and third anniversary of the grant date subject to continuous service thereafter.

About Synchronoss

Synchronoss Technologies (NASDAQ: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding, and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market. Hundreds of millions of subscribers trust Synchronoss products to stay in sync with the people, services and content they love. That’s why more than 1,500 talented Synchronoss employees worldwide strive each day to reimagine a world in sync. Learn more at www.synchronoss.com

Media

Diane Rose
CCgroup
diane@ccgrouppr.com

Investors

Todd Kehrli/Joo-Hun Kim
MKR Investor Relations, Inc.
investor@synchronoss.com